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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:
Anne O'Connell
Alexander Ogilvy Public Relations
aoconnell@alexanderogilvy.com
404-881-2318


Investors:
Lew Belote
Senior Vice President of Finance
Healtheon/WebMD
Lbelote@webmd.net
404-495-7602

         HEALTHEON/WEBMD ANNOUNCES SECOND QUARTER 2000 FINANCIAL RESULTS

ATLANTA, GA. AUGUST 9, 2000. Healtheon/WebMD (Nasdaq: HLTH) today announced financial results for the second quarter and six months ended June 30, 2000.

FINANCIAL HIGHLIGHTS

Revenue for the June 2000 quarter was $101.1 million compared to revenue of $65.9 million for the March 2000 quarter, an increase of 53% and compared to revenue of $22.7 million reported in the second quarter of 1999, an increase of 345%.

The loss excluding non-cash charges, primarily depreciation and amortization, and including interest income for the June 2000 quarter was ($55.5) million or ($0.28) per share, a $17.5 million improvement over the March 2000 quarter which was ($73.0) million, or ($0.42) per share. This loss compares to ($12.7) million or ($0.18) per share for the second quarter of 1999.

Revenue for the six-months ending June 30, 2000 was $167.0 million compared to revenue of $40.3 million for the corresponding period of 1999. The loss excluding non-cash charges, primarily depreciation and amortization, and including interest income for the six-months ending June 30, 2000 was ($128.6) million, or ($0.69) per share compared to ($26.0) million, or ($0.39) per share for the comparable six-month period in 1999.


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

The financial results for the quarter and six months in 2000 reflect the completion of the merger of Healtheon and WebMD and the acquisitions of MedE America and Medcast on November 11, 1999, the acquisition of Kinetra and the transaction with News Corporation completed in late January 2000, and the acquisition of Quintiles' electronic data interchange unit, ENVOY Corporation, which was effective May 26, 2000. These transactions have been accounted for as purchases and are included in the financial results since the acquisition dates.

Jeff Arnold, Chief Executive Officer of Healtheon/WebMD, said, "We are pleased to report a solid quarter of revenue growth across all revenue categories while at the same time streamlining our operations. Revenues for the June 2000 quarter grew by $35 million compared to the March 2000 quarter, while our cash loss improved by $17.5 million, approximately half of the revenue increase, demonstrating the leverage in our business model. We are making tremendous progress on integrating the previous mergers and acquisitions and have identified in excess of $75 million in additional annual cost savings that will be achieved over the next few quarters. We are confident that these initiatives will bring us continued revenue growth and cost reductions that will accelerate our achievement of positive cash earnings."

REVENUE ANALYSIS

Revenue categories are as follows:

                                   -------         -------        -------
                                   Q2 2000         Q1 2000        Q2 1999
                                   -------         -------        -------
Transactions                       $ 51.8          $ 28.9          $ 11.2
Advertising/e-commerce               23.8            19.4              --
Subscriptions                         9.2             6.8              --
Products and services                16.3            10.8          $ 11.5
                                   ------          ------          ------
            Total Revenue          $101.1          $ 65.9          $ 22.7


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

Transaction revenue was $51.8 million, accounting for 51% of total revenue in the second quarter of 2000 compared to 44% in the first quarter of 2000. The transaction revenue mix shift is largely due to the additional revenue contribution from ENVOY, whose results are included since May 26, 2000. Total electronic transactions were approximately 274 million in the second quarter, compared to 131 million in the first quarter of 2000, representing a 111% increase. Total Internet transactions were approximately 7.1 million, compared to 4.8 million in the first quarter of 2000, representing a 48% increase.

Advertising/e-commerce revenue was $23.8 million accounting for 24% of total revenue in the second quarter of 2000, an increase of 23% from the first quarter of 2000, demonstrating the continued strength in physician and consumer demand for the Company's portal, www.webmd.com. The Company launched Internet initiatives with several strategic partners during the quarter, including Mead Johnson, Eli Lilly and Glaxo Wellcome, in addition to expanding current offerings with Medtronic, DuPont and other partners.

Subscription revenue was $9.2 million, accounting for 9% of total revenue in the second quarter of 2000, an increase of 35% compared to the first quarter of 2000. At the end of the second quarter there were approximately 130,000 registered physician users of WebMD Practice compared to approximately 100,000 in the first quarter of 2000, representing an increase of 30%. Additionally, at the end of the second quarter there were approximately 32,000 administrative users of WebMD Practice compared to approximately 21,500 at the end of the first quarter of 2000, an increase of 49%.

Products and service revenue was $16.3 million accounting for 16% of total revenue in the second quarter of 2000. The growth this quarter of 51% was mainly attributed to product development for strategic partners and content syndication for News Corporation.

INTERNET UTILIZATION METRICS

Provider Adoption

Internet transactions grew by 48% to 7.1 million in the second quarter of 2000 compared to 4.8 million in the first quarter of 2000. The Company now provides connectivity through WebMD Practice to approximately 900 payers, including "real time" connectivity for


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transactions such as eligibility, referrals and claims status to 46 health plans. Professional page views during the second quarter of 2000 totaled over 35 million.

Consumer Adoption

Consumer page views increased 30% from the first quarter of 2000 to approximately 142 million from 109 million in the first quarter of 2000. According to Media Metrix, WebMD.com monthly unique visitors increased 38% to
4.0 million unique visitors in June 2000 from 2.9 million in March 2000. Additionally, as of June 30, 2000, WebMD had more than 1.4 million community member registrations compared to 1.1 million in March 2000.

KEY HIGHLIGHTS OF THE SECOND QUARTER OF 2000

The Company continued to foster connectivity and commerce among physician offices, consumers and healthcare institutions. As of June 30, 2000, Healtheon/WebMD was deploying services to more than 160,000 WebMD Practice users and approximately 54,000 dentists, 4,600 hospitals, 46,000 pharmacies, 900 payers and 11 laboratory companies.

Physician Office Management Information Systems (POMIS)

Strategic relationships with leading practice management vendors, Medic, IDX Systems, InfoCure and the announced merger with Medical Manager, provide Healtheon/WebMD with access to more than 400,000 physicians, allowing the Company to Web-enable the nation's physician communities.

Healtheon/WebMD and Medical Manager have developed an integrated co-branded version of WebMD Practice, the company's physician portal, that will be rolled out to selected beta sites early next month. The integrated portal allows Medical Manager users to access their practice management systems and conduct clinical and administrative transactions over the Internet through WebMD Practice.

The Company has also launched a customized WebMD Practice portal for Medic users to selected beta sites, representing approximately 220 Medic physicians. General availability to all Medic physicians will follow the beta implementations. The integrated version of the Medic WebMD Practice portal will make administrative and clinical transactions and data and


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

functionality available to Medic users over the Internet, within the security of the WebMD Practice framework.

Additionally, Healtheon/WebMD announced a new agreement with IDX Systems and ChannelHealth on June 8, 2000. The new agreement provides physicians using IDX systems with access to Healtheon/WebMD's comprehensive administrative transactions, and allows ChannelHealth customers to access Healtheon/WebMD's content and e-commerce services through the ChannelHealth portal. Implementation of the new agreement is proceeding quickly. Over 4,000 ChannelHealth physician customers now have access to Healtheon/WebMD content, and the first IDX physician site to receive the new transaction services began submitting administrative transactions to Healtheon/WebMD through the ChannelHealth gateway in early August.

Development of a customized version of the WebMD Practice portal for InfoCure physicians is also proceeding, with deployment expected to begin later this year.

ENVOY Acquisition

Effective May 26, 2000, Healtheon/WebMD acquired ENVOY from Quintiles in exchange for 35 million shares of Healtheon/WebMD stock and $400 million in cash. Quintiles issued Healtheon/WebMD a warrant to purchase up to 10 million shares of Quintiles common stock at $40 per share, exercisable for four years. The acquisition was treated as a purchase transaction for accounting purposes. The purchase price has been allocated to the assets acquired and liabilities assumed based on their fair value, resulting in goodwill and other intangible assets of approximately $2.4 billion which will be amortized over three years.

Amended Terms of Healtheon/WebMD, Medical Manager and CareInsite Mergers

On June 19, 2000, Healtheon/WebMD announced restructured terms for its proposed merger with Medical Manager and its publicly traded subsidiary, CareInsite, Inc., which was originally announced on February 14, 2000. Under the revised merger agreements, Healtheon/WebMD will issue 2.5 shares of Healtheon/WebMD common stock for each share of Medical Manager. The exchange ratio for CareInsite remains at the originally announced 1.3 shares of Healtheon/WebMD common stock for each share of CareInsite not owned by Medical Manager.


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

It was established that the board of directors would have equal representation, with one additional director, Dennis Gillings, Chairman and CEO of Quintiles. Additionally, several key management roles were defined, most notably Jeff Arnold and Marty Wygod are to become Co-CEOs of the merged company and Mike Long will remain Chairman. Lastly, to create a unified culture and to have one global brand, the combined company will be renamed WebMD Corporation.

The Securities and Exchange Commission declared the Registration Statement for the proposed merger transactions effective on August 3, 2000. Along with stockholder approval, the mergers are subject to regulatory review by the Federal Trade Commission and the United States Department of Justice. Subject to receipt of regulatory and stockholder approval, consummation of the transactions is expected to occur shortly after the stockholders' meetings scheduled for Tuesday, September 12, 2000.

Additionally, the Securities and Exchange Commission declared the Registration Statement for the proposed acquisition of OnHealth Network Company effective on August 4, 2000. Subject to receipt of approval by OnHealth's stockholders, consummation of the transaction is anticipated to occur shortly after OnHealth's stockholder meeting on Tuesday, September 12, 2000.

Outlook

"The immediate tasks ahead are the completion of the Medical Manager, CareInsite and OnHealth mergers and most importantly, streamlining our combined operations. Management has been working diligently on a detailed integration plan for the Company's operations, which includes specific initiatives that will achieve significant revenue growth and operating cost reductions. We remain committed to implementing these initiatives immediately upon closing of the transactions," said Mike Long, Chairman of Healtheon/WebMD. "With our strategic assets, our strong combined cash position of approximately $1 billion and the depth of management we have assembled, Healtheon/WebMD is in a very strong position to capitalize on the transformation that will inevitably occur within our nation's healthcare system."


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ABOUT HEALTHEON/WEBMD

Healtheon/WebMD (NASDAQ: HLTH) is the first end-to-end Internet healthcare company connecting physicians and consumers to the entire healthcare industry. Healtheon/WebMD is using the Internet to facilitate a new system for the delivery of healthcare, resulting in a single, secure environment for all communications and transactions that will enable a more efficient and cost effective healthcare system. Healtheon/WebMD has its corporate headquarters in Atlanta and its technology headquarters in Silicon Valley. For more information visit http://www.webmd.com.

****

Other than historical information set forth herein, this announcement contains forward-looking statements that involve risks and uncertainties, including those relating to future financial performance. Actual results could be materially different from those discussed in this announcement. Factors that could cause actual results to differ include, among others: Healtheon/WebMD's limited operating history, continued growth in the use of the Internet, acceptance of the Internet as a secure medium over which to conduct transactions, competition from other healthcare industry participants, and our ability to close our pending acquisitions and integrate the acquired businesses with our own. Additional risks associated with Healtheon/WebMD can be found in its S-4 registration statements, its Annual Report for 1999 on Form 10-K and other periodic filings with the SEC.

                                 -TABLES FOLLOW-


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                           HEALTHEON/WebMD CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data, unaudited)

                                                                    Three Months Ended                      Six Months Ended
                                                          June 30,       March 31,       June 30,               June 30,
                                                           2000            2000            1999           2000            1999
                                                         ---------       ---------       --------       ---------       --------

Revenue                                                  $ 101,074       $  65,881       $ 22,698       $ 166,955       $ 40,253
                                                         ---------       ---------       --------       ---------       --------

Operating costs and expenses:
      Cost of operations                                    78,194          59,365         17,914         137,559         33,432
      Development and engineering                           14,684          11,574          7,220          26,258         14,255
      Sales and marketing                                   62,072          68,161          5,703         130,233         10,355
      General and administrative                            15,710          12,653          5,183          28,363          9,432

                                                         ---------       ---------       --------       ---------       --------
      Total operating costs and expenses                   170,660         151,753         36,020         322,413         67,474
                                                         ---------       ---------       --------       ---------       --------

Loss from operations                                       (69,586)        (85,872)       (13,322)       (155,458)       (27,221)

      Interest income, net                                  14,064          12,829            624          26,893          1,182
                                                         ---------       ---------       --------       ---------       --------

Loss before amortization and depreciation                $ (55,522)      $ (73,043)      $(12,698)      $(128,565)      $(26,039)
                                                         ---------       ---------       --------       ---------       --------

      Per share                                          $   (0.28)      $   (0.42)      $  (0.18)      $   (0.69)      $  (0.39)
                                                         ---------       ---------       --------       ---------       --------

Depreciation and amortization of intangibles,
      including prepaid content and services and
      deferred compensation                                462,782         358,422          4,867         821,204         10,095
                                                         ---------       ---------       --------       ---------       --------

Net loss                                                 $(518,304)      $(431,465)      $(17,565)      $(949,769)      $(36,134)
                                                         =========       =========       ========       =========       ========

      Per share                                          $   (2.64)      $   (2.46)      $  (0.25)      $   (5.11)      $  (0.55)
                                                         =========       =========       ========       =========       ========


Weighted average shares outstanding
      used in computing basic and diluted
      net loss per common share                            196,471         175,041         69,907         185,756         66,286
                                                         =========       =========       ========       =========       ========


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                           HEALTHEON/WebMD CORPORATION
                     RECONCILIATION OF CASH LOSS TO NET LOSS
                            (In thousands, unaudited)

                                                                            Three Months Ended               Six Months Ended
                                                         June 30,        March 31,       June 30,                June 30,
                                                           2000            2000            1999            2000            1999
                                                        ----------      ----------      ----------      ----------      ----------

Loss before non-cash charges                            $  (55,522)     $  (73,043)     $  (12,698)     $ (128,565)     $  (26,039)

Non-cash charges:
     Depreciation and amortization                         416,428         338,710           4,867         755,138          10,095
     Amortization of prepaid content and services
       included in sales and marketing                      20,706          18,554              --          39,260              --
     Amortization of deferred compensation
       included in general and administrative               25,648           1,158              --          26,806              --
                                                        ----------      ----------      ----------      ----------      ----------
     Total non-cash charges                                462,782         358,422           4,867         821,204          10,095
                                                        ----------      ----------      ----------      ----------      ----------

Net loss                                                $ (518,304)     $ (431,465)     $  (17,565)     $ (949,769)     $  (36,134)
                                                        ==========      ==========      ==========      ==========      ==========


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                           HEALTHEON/WebMD CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                       June 30,             December 31,
                                                                                         2000                   1999
                                                                                     ------------           ------------
                                                                                      (Unaudited)

Assets:
     Cash, cash equivalents and short-term investments                               $    645,218           $    291,286
     Accounts receivable, net                                                             129,789                 51,511
     Other current assets                                                                  37,159                 20,808
                                                                                     ------------           ------------
     Total current assets                                                                 812,166                363,605

     Property and equipment, net                                                           82,787                 48,384
     Prepaid content and services                                                         449,216                273,038
     Intangible assets, net                                                             5,732,016              3,547,559
     Other assets                                                                          82,753                  9,876
                                                                                     ------------           ------------

     Total assets                                                                    $  7,158,938           $  4,242,462
                                                                                     ============           ============

Liabilities & Stockholders' Equity:
     Accounts payable                                                                $     50,413           $     77,288
     Accrued liabilities                                                                   97,989                 62,841
     Current portion of lease obligations                                                   2,249                  2,281
     Deferred revenue                                                                      10,600                  4,891
                                                                                     ------------           ------------
     Total current liabilities                                                            161,251                147,301

     Long-term liabilities                                                                127,479                121,489

Stockholders' Equity:
     Convertible preferred stock                                                          629,000                     --
     Common stock, additional paid in capital and other                                 7,582,397              4,365,092
     Accumulated deficit                                                               (1,341,189)              (391,420)
                                                                                     ------------           ------------
     Total stockholders' equity                                                         6,870,208              3,973,672
                                                                                     ------------           ------------

     Total liabilities & stockholders' equity                                        $  7,158,938           $  4,242,462
                                                                                     ============           ============


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